Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (Nos. 333-288782, 333-267689, and 333-252584) on Form S-1, (Nos. 333-279123, 333-281579, 333-291021, and 333-291022) on Form S-3, and (Nos. 333-259264, 333-286292, and 333-291126) on Form S-8 of our report dated March 31, 2026, with respect to the consolidated financial statements of Axe Compute Inc.

/s/ KPMG LLP

Pittsburgh, Pennsylvania

March 31, 2026